Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015	$2,317,000	$265.53

(1)

The total filing fee of $265.53 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

PRICING SUPPLEMENT No. 172 dated February 29, 2012 (To Product Supplement No. 4 dated May 28, 2010, Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

■   Linked to the Financial Select Sector SPDR® Fund

■    150% participation in the upside performance of the Financial Select Sector SPDR Fund, subject to a capped value of 143% of the original offering price per note

■   Protection against a decline in the Financial Select Sector SPDR Fund as long as the ending price has not declined by more than 15% from the starting price

■    1-to-1 downside exposure to decreases in the value of the Financial Select Sector SPDR Fund in excess of 15%

■   Term of approximately 3.5 years

■   No periodic interest payments

■   May receive less, and possibly 85% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-8.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.00%	98.00%
Total	$2,317,000	$46,340	$2,270,660

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. The agent discount and structuring and development costs total approximately $40.12 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Investment Description

The Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the Financial Select Sector SPDR Fund (the “Fund”) increases from its starting price to its ending price, provided that the amount received per note will not be more than the capped value of 143% of the original offering price per note, (ii) return of principal if, and only if, the ending price of the Fund does not decline by more than 15% from the starting price and (iii) exposure to decreases in the value of the Fund if and to the extent the ending price declines by more than 15% from the starting price, in each case subject to the credit risk of Wells Fargo. If the ending price declines by more than 15% from the starting price, you will receive less, and possibly 85% less, than the original offering price of your notes.

The Fund is an exchange traded fund that seeks investment results that correspond generally to the price and yield performance, before expenses, of the publicly traded equity securities of companies in the financial services sector as represented by the Financial Select Sector Index.

You should read this pricing supplement together with product supplement no. 4 dated May 28, 2010, the prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 4 dated May 28, 2010 filed with the SEC on May 28, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000095013010000775/d424b2.htm

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Fund and desire to enhance any increase in the Fund, in each case subject to the capped value, and want to protect against a decline of up to 15% in the Fund by:

☐	participating 150% in any increase in the ending price over the starting price, subject to the capped value of 143% of the original offering price per note; and

☐	protecting against any decline in the Fund, as long as the ending price has not declined by more than 15% from the starting price;

¡	understand that if any decline in the ending price is more than 15% of the starting price, they will receive less, and possibly 85% less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Fund to decrease more than 15% from its starting price;

¡	seek full exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to companies in the financial services industry;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

SPDR® is a trademark of Standard & Poor’s (“S&P”). The notes are not sponsored, endorsed, sold or promoted by The Select Sector SPDR Trust (the “SPDR Trust”) SSgA Funds Management, Inc. (“SSgA”) or S&P. None of SPDR Trust, SSgA or S&P makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of SPDR Trust, SSgA or S&P will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the Financial Select Sector SPDR® Fund.

PRS-3

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Terms of the Notes

Market Measure:	Financial Select Sector SPDR Fund (the “Fund”)

Pricing Date:	February 29, 2012

Issue Date:	March 7, 2012

The “redemption amount” per note will equal: • If the ending price is greater than the starting price: the lesser of: (i) the original offering price per note plus:

original offering price per note	x	ending price – starting price	x participation rate	; and
starting price

Redemption Amount:

(ii)    the capped value;

•  If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

•  If the ending price is less than the threshold price: the original offering price per note minus:

original offering price per note	x	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your notes.

Stated Maturity Date:	September 8, 2015, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	$14.75, the fund closing price of the Fund on the pricing date.

Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Capped Value:	The “capped value” is 143% of the original offering price per note ($1,430 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	$12.54, which is equal to 85% of the starting price.

Participation Rate:	150%

PRS-4

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Terms of the Notes (Continued)

Calculation Day:	August 31, 2015 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Fund. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-23 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the notes (such excess, the “Excess Gain Amount”). Although the matter is not entirely clear, we believe that it is more likely than not that the “net underlying long-term capital gain” in respect of the notes should equal the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your notes (in an amount equal to the number of shares of the Fund that are referenced by your notes, after taking into account the participation

PRS-5

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Terms of the Notes (Continued)

rate) and sold such interest in the Fund on the date of the sale, exchange or maturity of the notes. If the “net underlying long-term capital gain” is determined in this manner, the Excess Gain Amount in respect of the notes at maturity should be zero because the maturity payment under the notes will only reflect the appreciation, if any, in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund. Under this approach, the application of the constructive ownership rules would thus not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the IRS successfully asserts that the number of the shares of the Fund used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your notes by the price of the shares of the Fund on the date you acquired your notes, as opposed to making such determination based on the actual number of shares of the Fund that, after taking into account the participation rate, are effectively referenced in determining the actual return on your notes. Because the application of the constructive ownership rules to the notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-22 of the product supplement and to consult your own tax advisor.

PRS-6

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Terms of the Notes (Continued)

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive $1.01 of the structuring and development costs discussed in the cover page hereof for each $1,000 note it sells.

Supplemental Plan of Distribution:	The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan. See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RHL8

PRS-7

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Risk Factors

If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Notes.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund in excess of the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, you may receive less, and possibly 85% less, than the original offering price per note even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the notes.

The Stocks Included In The Fund Are All In The Financial Sector.

The issuers of the securities included in the Fund are all contained within the U.S. financial sector. As a result, the value of the notes may be subject to greater volatility and be more likely to be adversely affected by a single economic, political or regulatory occurrence than a more diversified investment.

The Fund May Not Be Representative Of An Investment In The Financial Sector.

The Fund does not represent a direct investment in the financial sector. The Fund consists of securities of companies whose primary lines of business are directly associated with the financial sector. As a result, the fund closing price will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market and other conditions applicable to the U.S. financial sector. As a result, the Fund may not perfectly correlate with the performance in the financial sector and the fund closing price could decrease even if the performance of the financial sector as a whole increases.

The risks set forth below are discussed more fully in the product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

PRS-8

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Risk Factors (Continued)

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-9

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

PRS-10

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Hypothetical Payout Profile

The following profile is based on the capped value of 143% or $1,430 per $1,000 note, a participation rate of 150% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

PRS-11

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Starting price: $14.75

Hypothetical ending price: $18.00

Since the hypothetical ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	18.00 – 14.75	x 150%	= $	1,330.51
14.75

On the stated maturity date you would receive $1,330.51 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

Starting price: $14.75

Hypothetical ending price: $20.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	20.00 – 14.75	x 150%	= $	1,533.90
14.75

On the stated maturity date you would receive $1,430.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 150% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than 128.67% of the starting price since your return on the notes for any ending price greater than 128.67% of the starting price will be limited to the capped value.

PRS-12

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Starting price: $14.75

Hypothetical ending price: $12.75

Threshold price: $12.54, which is 85% of the starting price

Since the hypothetical ending price is less than the starting price, but not by more than 15%, you would not lose any of the original public offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

Starting price: $14.75

Hypothetical ending price: $10.00

Threshold price: $12.54, which is 85% of the starting price

Since the hypothetical ending price is less than the starting price by more than 15%, you would lose a portion of the original public offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	12.54 – 10.00	= $	827.80
14.75

On the stated maturity date you would receive $827.80 per $1,000 note.

To the extent that the ending price differs from the values assumed above, the results indicated above would be different.

PRS-13

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
22.13	50.00%	$1,430.00	43.00%	10.46%
20.65	40.00%	$1,430.00	43.00%	10.46%
19.18	30.00%	$1,430.00	43.00%	10.46%
18.98	28.67%	$1,430.00	43.00%	10.46%
17.70	20.00%	$1,300.00	30.00%	7.62%
16.23	10.00%	$1,150.00	15.00%	4.03%
14.75(2)	0.00%	$1,000.00	0.00%	0.00%
13.28	-10.00%	$1,000.00	0.00%	0.00%
12.54	-15.00%	$1,000.00	0.00%	0.00%
12.39	-16.00%	$ 990.00	-1.00%	-0.29%
11.80	-20.00%	$ 950.00	-5.00%	-1.46%
10.33	-30.00%	$ 850.00	-15.00%	-4.58%
8.85	-40.00%	$ 750.00	-25.00%	-8.04%
7.38	-50.00%	$ 650.00	-35.00%	-11.91%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-14

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

The Financial Select Sector SPDR Fund

As of the date of this pricing supplement, the current SPDR Trust Prospectus relating to the Fund is dated January 31, 2012 and is part of Post-Effective Amendment No. 19 to the Registration Statement filed with the SEC on Form N-1A, on January 27, 2012 under the Securities Act and the Investment Company Act (File Nos. 333-57791 and 811-08837). The information about the Fund contained herein updates the information in the product supplement.

As of the date of this pricing supplement, we are one of the companies included in the Fund, the Financial Select Sector Index and the S&P 500 Index.

General

The Fund is issued by The Select Sector SPDR Trust (the “SPDR Trust”) and is listed on NYSE Arca, Inc. (the “Exchange”). The SPDR Trust is a registered open-end management investment company and consists of nine separate portfolios (each, a “Select Sector SPDR Fund”), including the Fund. Each Select Sector SPDR Fund is an index fund that invests in a particular sector or group of industries represented by a specified index (a “Select Sector Index”). The nine Select Sector Indexes together include all of the companies in the S&P 500 Index (the “S&P 500”). The Select Sector Index underlying the Fund is the Financial Select Sector Index. SSgA Funds Management, Inc. (“SSgA”) manages the Fund.

Investment Objective and Strategy

The Fund seeks investment results that correspond generally to the price and yield performance, before expenses, of the publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index includes companies in the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts; consumer finance; thrifts and mortgage finance; and real estate management and development.

Investment

In seeking to track the performance of the Financial Select Sector Index, the Fund employs a replication strategy, which means that the Fund generally invests in substantially all of the equity securities included in the Financial Select Sector Index in approximately the same proportions as the Financial Select Sector Index. There may, however, be instances where SSgA may choose to overweigh securities in the Financial Select Sector Index, purchase securities not included in the Financial Select Sector Index that SSgA believes are appropriate substitutes for a security included in the Financial Select Sector Index or utilize various combinations of other available investment techniques in seeking to accurately track the Financial Select Sector Index. The Fund will normally invest at least 95% of its total assets in common stocks that comprise the Financial Select Sector Index. The Fund may invest its remaining assets in cash and cash equivalents, money market instruments including repurchase agreements or funds which invest exclusively in money market instruments (subject to applicable limitations under the Investment Company Act), equity securities that are not included in the Financial Select Sector Index, convertible securities, variable rate demand notes, commercial paper, structured notes (notes on which the amount of principal repayment and interest payments are based on the movement of one or more specified factors such as the movement of a particular stock or stock index), swaps, and in options and futures contracts. Swaps, options and futures contracts (and convertible securities and structured notes) may be used by the Fund in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows. In certain situations or market conditions, the Fund may temporarily depart from its normal investment policies and strategies.

PRS-15

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

The Financial Select Sector SPDR Fund (Continued)

Investment Strategy and Correlation

The Fund utilizes a passive investment approach to attempt to approximate the investment performance of the Financial Select Sector Index. The Financial Select Sector Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. Though SSgA seeks to track the performance of the Financial Select Sector Index as closely as possible (i.e., achieve a high degree of correlation with the Financial Select Sector Index), the performance of the Fund and the Financial Select Sector Index may not match or achieve a high degree of correlation due to operating expenses, transaction costs, cashflows, regulatory requirements and operational inefficiencies. There is no guarantee that the Fund will achieve such a high degree of correlation.

Holdings Information

Wells Fargo & Company has historically been one of the companies included in the Fund and the Financial Select Sector Index.

Creation Units

The Fund issues and redeems shares at its net asset value per share only in aggregations of 50,000 shares or multiples thereof (“creation units”). As a practical matter, only certain large institutional investors (typically market makers or other large broker-dealers) purchase or redeem these creation units. These transactions are usually effected in exchange for a basket of securities and an amount of cash. Shares of the Fund are redeemable only when aggregated in creation units (except upon termination of the Fund). Except for the purpose of dividend reinvestment, the Fund issues and redeems shares in creation units (50,000 shares per creation unit) at their net asset value on a continuous basis only on days the Exchange is open for business.

Exchange Listing and Trading

In addition to being listed and traded on the Exchange, shares of the Fund may be listed and traded on other U.S. and non-U.S. exchanges. The approximate value of shares of the Fund is disseminated every fifteen seconds throughout the trading day by the Exchange or by other information providers or market data vendors. This should not be viewed as a “real-time” update of the net asset value of the Fund, which is calculated only once a day. Neither the Fund, SSgA, ALPS Distributors, Inc. (the distributor of the Fund), or any of their affiliates are involved in, or responsible for, the calculation or dissemination of the approximate net asset value and make no warranty as to their accuracy.

The Financial Select Sector Index

The Financial Select Sector Index is a modified market capitalization-based index, intended to provide investors with a way to track the movements of certain public companies that represent the financial sector of the S&P 500. Companies in the Financial Select Sector Index include a wide array of diversified financial services firms whose business lines include banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts. As of the date of this pricing supplement, we are one of the companies included in the Financial Select Sector Index.

PRS-16

Growth Securities Notes Linked to the Financial Select Sector SPDR® Fund due September 8, 2015

The Financial Select Sector SPDR Fund (Continued)

Construction and Maintenance

Each Select Sector Index, including the Financial Select Sector Index, is developed and maintained in accordance with the following criteria:

•	Each component stock is a constituent company of the S&P 500.

•

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 and each of the stocks in the S&P 500 is allocated to one and only one of the Select Sector Indexes.

•

BofA Merrill Lynch Research, as the compilation agent for the Select Sector Indexes (the “Compilation Agent”), assigns each constituent stock of the S&P 500 to one Select Sector Index. The Compilation Agent, after consultation with Standard & Poor’s (“S&P”), assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in such Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 component stocks, that assignment being the sole responsibility of the Compilation Agent.

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The Financial Select Sector Index is weighted based on the market capitalization of each of the component stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single component stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of the Financial Select Sector Index; and (ii) with respect to 50% of the total value of the Financial Select Sector Index, the market capitalization-based weighted value of the component stocks must be diversified so that no single component stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the Financial Select Sector Index.

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Rebalancing the Financial Select Sector Index to meet the asset diversification requirements will be the responsibility of S&P, as index calculation agent. If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a component stock (or two or more component stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such component stock (or component stocks) represents in the Financial Select Sector Index will be reduced and the market capitalization-based weighted value of such component stock (or component stocks) will be redistributed across the component stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology. First, each component stock that exceeds 24% of the total value of the Financial Select Sector Index will be reduced to 23% of the total value of the Financial Select Sector Index and the aggregate amount by which all component stocks exceed 24% will be redistributed equally across the remaining component stocks that represent less than 23% of the total value of the Financial Select Sector Index. If as a result of this redistribution, another component stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Financial Select Sector Index accounted for by the lowest weighted component stocks, each component stock that exceeds 4.8% of the total value of the Financial Select Sector Index will be reduced to 4.6% and the aggregate amount by which all component stocks exceed 4.8% will be distributed equally across all remaining component stocks that represent less than 4.6% of the total value of the Financial Select Sector Index. If as a result of this

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The Financial Select Sector SPDR Fund (Continued)

redistribution another component stock that did not previously exceed 4.8% of the Financial Select Sector Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Financial Select Sector Index is accounted for by component stocks representing no more than 4.8% of the total value of the Financial Select Sector Index. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date.

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The Compilation Agent at any time may determine that a stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Compilation Agent notifies S&P that a stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Index on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that stocks will change sectors frequently. Component stocks removed from and added to the S&P 500 will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 insofar as practicable.

Calculation

With the exception of the weighting constraints described above, the Financial Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index. In particular, the Financial Select Sector Index is calculated using a base-weighted aggregate methodology. The daily calculation of the Financial Select Sector Index is computed by dividing the total market value of the companies in the Financial Select Sector Index by a number called the Index Divisor (the “Index Divisor”). The Index Divisor is the link to the original base period value of the Financial Select Sector Index and adjustments to the Index Divisor ensure that there are no changes in the Financial Select Sector index level as a result of non-market forces (corporate actions, replacements of stocks, weighting changes, etc.)

S&P handles corporate actions, such as mergers and acquisitions, stock splits and spin-offs, which may have an impact on the calculation of the S&P 500 and, consequently, on the calculation of the Financial Select Sector Index. Index Divisor adjustments will be handled by S&P in its maintenance of the S&P 500. In the event a merger or acquisition changes the relative importance of a company’s participation in the Financial Select Sector Index, it may no longer be included in the Financial Select Sector Index.

S&P 500 Index

See “The Financial Select Sector SPDR Fund—The S&P 500 Index” in Annex A to the product supplement for information about the S&P 500 Index.

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The Financial Select Sector SPDR Fund (Continued)

Historical Data

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the value of the Financial Select Sector SPDR Fund at any time from Bloomberg under the symbol “XLF” or from the SPDR website at www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2002 to February 29, 2012. The closing price on February 29, 2012 was $14.75.

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The Financial Select Sector SPDR Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 29, 2012.

	Hi	Low	Last
2002
First Quarter	$27.60	$24.40	$27.15
Second Quarter	$27.52	$24.30	$25.14
Third Quarter	$24.93	$19.57	$20.67
Fourth Quarter	$23.73	$18.60	$22.00
2003
First Quarter	$23.75	$19.62	$20.76
Second Quarter	$25.96	$21.31	$24.55
Third Quarter	$26.40	$24.74	$25.41
Fourth Quarter	$28.20	$26.05	$28.13
2004
First Quarter	$30.46	$28.09	$29.40
Second Quarter	$29.71	$27.23	$28.58
Third Quarter	$29.43	$27.31	$28.46
Fourth Quarter	$30.58	$27.39	$30.53
2005
First Quarter	$30.61	$28.11	$28.42
Second Quarter	$29.64	$27.68	$29.47
Third Quarter	$30.34	$29.05	$29.50
Fourth Quarter	$32.46	$28.60	$31.69
2006
First Quarter	$33.17	$31.33	$32.54
Second Quarter	$34.17	$31.49	$32.30
Third Quarter	$34.76	$31.64	$34.68
Fourth Quarter	$37.12	$34.54	$36.74
2007
First Quarter	$37.94	$34.67	$35.52
Second Quarter	$38.00	$35.34	$36.02
Third Quarter	$36.76	$32.15	$34.20
Fourth Quarter	$35.83	$28.19	$28.98
2008
First Quarter	$29.50	$23.40	$24.85
Second Quarter	$27.67	$20.20	$20.20
Third Quarter	$22.64	$17.18	$19.96
Fourth Quarter	$20.58	$9.39	$12.62
2009
First Quarter	$12.69	$6.20	$8.81
Second Quarter	$13.02	$9.06	$11.97
Third Quarter	$15.34	$11.10	$14.94
Fourth Quarter	$15.71	$14.02	$14.39
2010
First Quarter	$16.02	$13.66	$15.97
Second Quarter	$17.05	$13.81	$13.81
Third Quarter	$15.08	$13.44	$14.35
Fourth Quarter	$16.01	$14.34	$15.95
2011
First Quarter	$17.20	$15.91	$16.41
Second Quarter	$16.70	$14.71	$15.33
Third Quarter	$15.65	$11.53	$11.83
Fourth Quarter	$14.05	$11.28	$13.00
2012
January 1, 2012 to February 29, 2012	$14.82	$13.30	$14.75

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